Simpson Manufacturing Co., Inc. Announces Third Quarter Results

PLEASANTON, Calif., Oct. 24, 2013 /PRNewswire/ -- Simpson Manufacturing Co., Inc. (the "Company") (NYSE: SSD) today announced its third quarter 2013 results.

Results of Operations for the Three Months Ended September 30, 2013, Compared with the Three Months Ended September 30, 2012

Overview

Net sales increased 13.8% to $195.9 million for the third quarter of 2013 from $172.1 million for the third quarter of 2012. The Company had net income of $20.0 million for the third quarter of 2013 compared to $13.0 million for the third quarter of 2012. Diluted net income per common share was $0.41 for the third quarter of 2013 compared to $0.27 per common share for the third quarter of 2012. The Company continues to invest in its strategic initiatives, such as an expanded offering of concrete construction products, particularly specialty chemicals, and wood construction products, particularly truss plate and software offerings.

Net sales

The increase in the Company's third quarter 2013 net sales was due to increased sales in all segments, with North America reporting the largest increase in dollars. North America sales were affected positively by improved economic conditions, including an increase in estimated annualized housing starts compared to the third quarter of 2012. Net sales were affected negatively by reduced home center sales and lower selling prices in the United States, Canada and Europe.

  Segment net sales:
    North America net sales increased 14.7% in the third quarter of 2013, compared to the third quarter of 2012. Net sales in the United States increased over the same period in 2012, despite the reduction in home center business and price reductions. Canada net sales decreased over the same period in 2012 due to lower sales volumes and lower selling prices.
    Europe net sales increased 6.3% in the third quarter of 2013 compared to the third quarter of 2012, due to slightly improved economic conditions and the effects of currency translations, partly offset by price reductions.
  Consolidated net sales channels and product groups:
    Net sales to contractor distributors, dealer distributers and lumber dealers increased in the third quarter of 2013, compared to the third quarter of 2012, while net sales to home centers decreased.
    Net sales to the Company's largest customer decreased 5.1% in the third quarter of 2013, compared to the third quarter of 2012.
    Wood construction product sales, including connectors, truss plates, fastening systems, fasteners and shearwalls, represented 84% of total Company sales in the third quarter of 2013, down from 85% in the third quarter of 2012.
    Concrete construction product sales, including adhesives, chemicals, mechanical anchors, powder actuated tools and reinforcing fiber materials, represented 16% of total Company sales in the third quarter of 2013, up from 15% in the third quarter of 2012.

Gross profit

Gross profit increased to $90.2 million in the third quarter of 2013 from $75.7 million in the third quarter of 2012. Gross profit as a percentage of net sales increased to 46.0% in the third quarter of 2013 from 44.0% in the third quarter of 2012.

  North America – Gross profit margin increased slightly to 47.9% in the third quarter of 2013 from 47.5% in the third quarter of 2012, as a result of slightly lower material costs and labor costs as a percentage of sales, partly offset by slightly higher factory overhead costs as a percentage of sales. Concrete construction product sales, which have a lower gross profit margin than wood construction product sales, were 13% of North America sales in the third quarter of each of 2013 and 2012.
  Europe – Gross profit margin increased to 40.6% in the third quarter of 2013 from 31.3% in the third quarter of 2012, as a result of decreases in all elements of costs as a percentage of sales, mostly due to exiting the heavy-duty mechanical anchor business in 2012, which included $0.9 million in severance expense in the third quarter of 2012. Exiting the heavy-duty anchor business also resulted in the Europe segment's gross profit margin on concrete construction product sales increasing to 49% in the third quarter of 2013 from 27% in the third quarter of 2012.
  Product mix – The gross profit margin differential between wood construction products and concrete construction products decreased from 14% in the third quarter of 2012 to 13% in the third quarter of 2013, primarily due to reduced concrete construction product costs, including labor, factory overhead and distribution costs, partly offset by higher material costs.
  Steel prices – Steel prices increased slightly during the third quarter in the United States. The Company expects steel prices to continue to increase moderately during the fourth quarter of 2013 if industry inventories remain low.

Research and development and engineering expenses

Research and development and engineering expenses increased 3.5% to $9.2 million in the third quarter of 2013 from $8.9 million in the third quarter of 2012, primarily due to increases of $0.4 million in cash profit sharing, $0.3 million in amortization expense of capitalized software development costs, $0.2 million in personnel costs and $0.1 million in stock-based compensation expense, partly offset by a decrease of $0.8 million in professional fees primarily due to hiring the software development team at the end of 2012 whereas the Company contracted a third party development company in 2012.

  North America –
    Research and development and engineering expenses increased $0.3 million, primarily due to increases of $0.4 million in cash profit sharing expense, $0.3 million in amortization expense of capitalized software development costs and $0.1 million in stock-based compensation, partly offset by a decrease of $0.7 million in professional fees, including third party software development fees.
    In the third quarter of 2013, the Company capitalized $1.6 million in software development costs, which reduced research and development and engineering personnel expenses for the quarter as compared to no costs being capitalized in the third quarter of 2012.

Selling expenses

Selling expenses decreased 1.5% from $20.9 million in the third quarter of 2012 to $20.6 million in the third quarter of 2013, primarily due to decreases of $0.4 million in personnel costs and $0.4 million in promotional costs, partly offset by increases in cash profit sharing of $0.4 million.

  North America – Selling expenses decreased $0.4 million, primarily due to a decrease of $0.5 million in promotional expense.

General and administrative expenses

General and administrative expenses increased 20.7% to $28.8 million in the third quarter of 2013 from $23.8 million in the third quarter of 2012, primarily due to increases of $2.5 million in cash profit sharing, $1.5 million in personnel costs, $0.5 million in stock-based compensation and $0.5 million in communication and computer expense, partly offset by a decrease of $0.5 million in amortization expense, which was due to a change in the provisional measurement of Keymark assets that resulted in a reduced amount of amortizable intangible assets and an increase in goodwill.

  North America – General and administrative expenses increased $3.7 million, primarily due to increases of $1.6 million in cash profit sharing, $0.9 million in personnel costs due to the addition of administrative and information technology staff and pay rate increases instituted in January 2013, $0.5 million in communication and computer expense and $0.2 million in stock-based compensation, partly offset by a decrease of $0.4 million in amortization expense due to a reduction in the provisional measurement of Keymark intangible assets.
  Europe – General and administrative expenses increased by $1.0 million, primarily due to increases of $0.6 million in personnel costs and $0.3 million in cash profit sharing, partly offset by an increase of $0.3 million in losses from foreign currency translations.
  Admin & All Other – General and administrative expenses increased $0.7 million, primarily due increases of $0.6 million in cash profit sharing, $0.3 million in stock-based compensation and $0.2 million in professional fees.

Sales of assets

In September 2013, the Company sold its Ireland facility for $1.0 million, which resulted in a loss on disposal of $0.7 million.

Income taxes

The effective income tax rate decreased from 41.1% in the third quarter of 2012 to 35.2% in the third quarter of 2013, due to reduced operating losses in the Europe and Asia/Pacific segments in the third quarter 2013, for which a valuation allowance had been recorded.

Results of Operations for the Nine Months Ended September 30, 2013, Compared with the Nine Months Ended September 30, 2012

Overview

Net sales increased 6.5% to $546.0 million in the first nine months of 2013 from $512.6 million in the first nine months of 2012. The Company had net income of $43.3 million in the first nine months of 2013 compared to $36.0 million in the first nine months of 2012. Diluted net income per common share was $0.89 in the first nine months of 2013 compared to $0.74 for the first nine months of 2012.

Net sales

The increase in net sales was primarily due to increased sales in North America, which were positively affected by improved economic conditions, including an increase in estimated annualized housing starts compared to the first nine months of 2012, despite reduced home center sales and lower selling prices.

  Segment net sales:
    North America net sales were up 8.6% in the first nine months of 2013, compared to the first nine months of 2012. Sales in the United States increased over the same period in 2012, despite reduced home center business and lower selling prices. Canada net sales decreased slightly over the same period in 2012 due to lower sales volumes and lower selling prices.
    Europe net sales decreased 4.6% in the first nine months of 2013, compared to the first nine months of 2012, primarily due to exiting the heavy-duty mechanical anchor business, the region's economic conditions, lower sales volumes and lower selling prices. Based on current information, the Company expects that the region's current economic conditions will not change significantly during the fourth quarter of 2013 and could continue to negatively affect net sales. Effects of foreign currency translation were not significant.
  Consolidated net sales channels and product groups:
    Net sales to contractor distributors, dealer distributors and lumber dealers increased in the first nine months of 2013, compared to the first nine months of 2012, while net sales to home centers decreased, partly as a result of the loss of Lowes as a customer in the second quarter of 2012. Lowes accounted for $11.7 million in net sales in the first nine months of 2012.
    Excluding Lowes, net sales to home centers decreased 4% in the first nine months of 2013, compared to the same period in 2012, while net sales to the Company's largest customer decreased slightly in the first nine months of 2013, compared to the same period in 2012.
    Wood construction product sales represented 85% of total Company sales in the first nine months of 2013, down from 86% in the first nine months of 2012.
    Concrete construction product sales increased as a percentage of total sales to 15% in the first nine months of 2013, from 14% in the first nine months of 2012.

Gross profit

Gross profit increased to $244.6 million in the first nine months of 2013 from $228.3 million in the first nine months of 2012. Gross profit as a percentage of net sales increased slightly to 44.8% in the first nine months of 2013 from 44.5% in the first nine months of 2012. Based on current information, the Company estimates that its 2013 full-year gross profit margin will be 43% to 44%.

  North America – Gross profit margin decreased from 47.5% in the first nine months of 2012 to 46.9% in the first nine months of 2013, as a result of competitive price pressure, higher factory overhead and higher distribution costs, as a percentage of sales, partly offset by lower material and labor costs as a percentage of sales. Concrete construction product sales, which have a lower gross profit margin than wood construction product sales, were 13% of North America sales in the first nine months of each of 2013 and 2012.
  Europe – Gross profit margin increased to 37.4% in the first nine months of 2013 from 33.8% in the first nine months of 2012, as a result of decreases in all elements of costs of sales as a percentage of sales, mostly due to exiting the heavy-duty mechanical anchor business in 2012, which included $0.9 million in severance expense in the third quarter of 2012.
  Product mix – The gross profit margin differential between wood construction products and concrete construction products decreased from 15% in the first nine months of 2012 to 12% in the first nine months of 2013, primarily due to reduced concrete construction product costs, including material and labor costs and savings from exiting the heavy-duty mechanical anchor business, slightly offset by higher distribution costs.

Research and development and engineering expenses

Research and development and engineering expenses decreased 0.5% from $27.2 million in the first nine months of 2012 to $27.0 million in the first nine months of 2013, primarily due to the Company capitalizing $1.3 million of software development costs net of amortization expense, which reduced year-to-date software development expense, mostly offset by increases of $0.5 million in cash profit sharing, $0.2 million in stock-based compensation and $0.2 million in communication and computer expense.

  North America –
    Research and development and engineering expenses increased slightly, primarily due to increases of $0.5 million in cash profit sharing, $0.2 million in stock-based compensation and $0.2 million in communication and computer expense, mostly offset by capitalization of $1.3 million of software development costs net of amortization expense.
    The Company expects that its spending on software development will continue in the fourth quarter of 2013 at a similar rate as in the third quarter of 2013. Based on current information, the Company expects that the portion of software development spending that it will capitalize in the fourth quarter of 2013 will continue at a similar rate as in the first nine months of 2013 with remaining costs expensed as incurred.
   Europe – Research and development and engineering expenses decreased $0.6 million, primarily due to exiting the heavy-duty anchor business in 2012, which had research and development and engineering expenses of $0.5 million in the first nine months of 2012.

Selling expenses

Selling expenses increased 3.9% to $63.7 million in the first nine months of 2013 from $61.3 million in the first nine months of 2012, primarily due to increases of $0.8 million in personnel costs, $0.7 million in stock-based compensation, $0.6 million in cash profit sharing and commissions and $0.2 million in promotional costs.

  North America – Selling expenses increased $2.5 million, primarily due to increases of $1.0 million in personnel costs (mostly from additional sales representatives in support of new businesses acquired in 2011 and 2012 and increased annual pay rates), $0.6 million in stock-based compensation, $0.3 million in cash profit sharing and commissions, $0.2 million in promotional costs and $0.2 million in professional fees.
  Europe – Selling expenses decreased $0.7 million, primarily due to exiting the heavy-duty anchor business in 2012, which had selling expenses of $0.8 million in the first nine months of 2012.

General and administrative expenses

General and administrative expenses increased 8.4% to $83.7 million in the first nine months of 2013 from $77.2 million in the first nine months of 2012, primarily due to increases of $2.3 million in personnel costs, $2.2 million in cash profit sharing, $0.7 million in stock-based compensation, $0.6 million in impairment expenses, $0.5 million in communication and computer expense, $0.5 million in net losses on foreign currency translations, and $0.4 million in facility expenses. These changes were partly offset by a $0.9 million decrease in legal and professional fees.

  North America – General and administrative expenses increased $4.1 million, primarily due to increases of $2.2 million in personnel costs due to the addition of administrative and information technology staff and pay rate increases instituted in January 2013, $1.8 million in cash profit sharing, $0.5 million in communication and computer expense and $0.3 million in stock-based compensation, partly offset by decreases of $0.5 million in impairment costs and $0.5 million in legal and professional fees.
  Europe – General and administrative expenses increased $1.7 million, primarily due to a $1.0 million impairment in the first quarter of 2013 associated with the Company's real estate in Ireland and increases of $0.3 million in stock-based compensation, $0.2 million in cash profit sharing and $0.2 million in foreign currency translation losses.
  Admin & All Other – General and administrative expenses increased $0.7 million, primarily due to an increase of $0.2 million in each of cash profit sharing, personnel costs, due to the addition of administrative staff and pay rate increases instituted in January 2013, and stock-based compensation.

Income taxes

The effective income tax rate decreased from 42.6% in the first nine months of 2012 to 37.8% in the first nine months of 2013, primarily due to reduced operating losses in the Europe and Asia/Pacific segments and $2.3 million in non-deductible acquisition costs recorded in 2012. Based on current information and subject to future events and circumstances, the Company estimates that its 2013 effective tax rate will be 38% to 40%.

Additional information

At its meeting on October 16, 2013, the Company's Board of Directors declared a cash dividend of $0.125 per share. The record date for the dividend will be January 2, 2014, and it will be paid on January 23, 2014. The Board of Directors also scheduled the Company's 2014 annual meeting of stockholders for Tuesday, April 22, 2014.

Investors, analysts and other interested parties are invited to join the Company's conference call on Friday, October 25, 2013, at 6:00 am Pacific Time. To participate, callers may dial 866-952-1906. The call will be webcast simultaneously as well as being available for one month through a link on the Company's website at www.simpsonmfg.com.

This document contains forward-looking statements, based on numerous assumptions and subject to risks and uncertainties. Although the Company believes that the forward-looking statements are reasonable, it does not and cannot give any assurance that its beliefs and expectations will prove to be correct. Many factors could significantly affect the Company's operations and cause the Company's actual results to differ substantially from the Company's expectations. Those factors include, but are not limited to: (i) general economic and construction business conditions; (ii) customer acceptance of the Company's products; (iii) relationships with key customers; (iv) materials and manufacturing costs; (v) the financial condition of customers, competitors and suppliers; (vi) technological developments; (vii) increased competition; (viii) changes in capital and credit market conditions; (ix) governmental and business conditions in countries where the Company's products are manufactured and sold; (x) changes in trade regulations; (xi) the effect of acquisition activity; (xii) changes in the Company's plans, strategies, objectives, expectations or intentions; and (xiii) other risks and uncertainties indicated from time to time in the Company's filings with the U.S. Securities and Exchange Commission. Actual results might differ materially from results suggested by any forward-looking statements in this document. The Company does not have an obligation to publicly update any forward-looking statements, whether as a result of the receipt of new information, the occurrence of future events or otherwise.

The Company's results of operations (unaudited) for the three and nine months ended September 30, 2013 and 2012, were as follows:

	Three Months		Nine Months
	Ended September 30,		Ended September 30,
(Amounts in thousands, except per share data)	2013	2012	2013	2012
Net sales	$195,877	$172,113	$546,008	$512,550
Cost of sales	105,724	96,390	301,461	284,276
Gross profit	90,153	75,723	244,547	228,274

Research and development and engineering expenses	9,226	8,916	27,018	27,156
Selling expenses	20,630	20,941	63,654	61,255
General and administrative expenses	28,781	23,843	83,666	77,174
Loss (gain) on sale of assets	631	33	634	42

Income from operations	30,885	21,990	69,575	62,647

Interest expense (income), net	9	(55)	(32)	(177)
Income before taxes	30,876	22,045	69,607	62,824

Provision for income taxes	10,870	9,069	26,304	26,788

Net income	$ 20,006	$ 12,976	$ 43,303	$ 36,036

Earnings per common share:
Basic	$ 0.41	$ 0.27	$ 0.89	$ 0.75
Diluted	0.41	0.27	0.89	0.74

Weighted average shares outstanding:
Basic	48,377	48,346	48,482	48,322
Diluted	48,551	48,390	48,603	48,385

Other data:
Depreciation and amortization	$ 6,853	$ 6,860	$ 21,631	$ 20,673
Pre-tax impairment of assets	-	-	1,025	461
Pre-tax equity-based compensation expense	3,105	2,064	9,106	7,364

Cash dividend declared per common share	$ 0.125	$ 0.125	$ 0.250	$ 0.375

The Company's financial position (unaudited) as of September 30, 2013 and 2012, and December 31, 2012, was as follows:

	September 30,		December 31,
(Amounts in thousands)	2013	2012	2012
Cash and short-term investments	$ 215,764	$ 187,471	$ 175,553
Trade accounts receivable, net	118,895	108,425	82,812
Inventories	187,255	172,021	204,124
Assets held for sale	-	-	593
Other current assets	24,849	24,192	34,972
Total current assets	546,763	492,109	498,054

Property, plant and equipment, net	209,641	211,132	213,452
Goodwill	130,270	128,812	121,981
Other noncurrent assets	47,502	46,943	56,835
Total assets	$ 934,176	$ 878,996	$ 890,322

Trade accounts payable	$ 33,450	$ 24,225	$ 37,117
Notes payable and lines of credit	955	193	178
Other current liabilities	69,508	63,608	58,220
Total current liabilities	103,913	88,026	95,515

Other long-term liabilities	7,803	4,810	5,239
Stockholders' equity	822,460	786,160	789,568
Total liabilities and stockholders' equity	$ 934,176	$ 878,996	$ 890,322

Additional financial data of the Company (unaudited) for the three months and nine months ended September 30, 2013 and 2012, were as follows:

	Three Months Ended			Nine Months Ended
	September 30,		%	September 30,		%
(Amounts in thousands)	2013	2012	change	2013	2012	change
Net Sales by Reporting Segment
North America	$157,278	$137,145	15%	$444,772	$409,644	9%
Europe	33,887	31,880	6%	89,903	94,236	-5%
Asia/Pacific	4,475	2,851	57%	10,621	7,958	33%
Administrative and all other	237	237	N/M	712	712	N/M
Total	$195,877	$172,113	14%	$546,008	$512,550	7%

Net Sales by Product Group*
Wood Construction	$164,094	$145,987	12%	$462,761	$438,576	6%
Concrete Construction	31,506	25,849	22%	82,361	73,079	13%
Other	277	277	N/M	886	895	N/M
Total	$195,877	$172,113	14%	$546,008	$512,550	7%

Gross Profit (Loss) by Reporting Segment
North America	$ 75,369	$ 65,194	16%	$208,497	$194,727	7%
Europe	13,754	9,975	38%	33,639	31,829	6%
Asia/Pacific	863	495	74%	2,190	1,243	76%
Administrative and all other	167	59	N/M	221	475	N/M
Total	$ 90,153	$ 75,723	19%	$244,547	$228,274	7%

Income (Loss) from Operations
North America	$ 28,659	$ 22,102	30%	$ 73,582	$ 66,558	11%
Europe	3,682	1,172	214%	1,742	889	96%
Asia/Pacific	(649)	(1,043)	38%	(1,878)	(1,860)	-1%
Administrative and all other	(807)	(241)	N/M	(3,871)	(2,940)	N/M
Total	$ 30,885	$ 21,990	40%	$ 69,575	$ 62,647	11%

*	The Company manages its business by geographic segment but is presenting sales by product group as additional information.
N/M	Statistic is not material.

Simpson Manufacturing Co., Inc., headquartered in Pleasanton, California, through its subsidiary, Simpson Strong-Tie Company Inc., designs, engineers and is a leading manufacturer of wood construction products, including connectors, truss plates, fastening systems, fasteners and shearwalls, and concrete construction products, including adhesives, specialty chemicals, mechanical anchors, powder actuated tools and reinforcing fiber materials. The Company's common stock trades on the New York Stock Exchange under the symbol "SSD."

For further information, contact Tom Fitzmyers at (925) 560-9030.